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                                   EXHIBIT 21


                        SUBSIDIARIES OF IBT BANCORP, INC.








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SUBSIDIARIES OF THE REGISTRANT:


          Isabella Bank and Trust, a Michigan corporation, wholly owned by IBT Bancorp, Inc.

          IBT Financial Services, Inc., a Michigan corporation, wholly owned by IBT Bancorp, Inc.